Exhibit 99.1
NxStage Medical Reports Third Quarter 2007 Results
LAWRENCE, MA., November 2, 2007 — NxStage Medical, Inc. (NASDAQ: NXTM), the manufacturer of the NxStage System One (™) portable kidney dialysis machine, today announced its financial results for the third quarter ended September 30, 2007.
Revenues for the third quarter of 2007 were $11.6 million, compared to $5.5 million in the third quarter of 2006, an increase of 111%. Revenues in the chronic home dialysis market were $8.3 million for the third quarter of 2007, compared to $3.6 million in the third quarter of 2006. Revenues in the critical care market for the third quarter of 2007 were $3.3 million, compared to $1.9 million in the third quarter of 2006. For the nine months ended September 30, 2007 revenue was $30.0 million, a 123% increase over revenue of $13.5 million for the first nine months of 2006.
At the end of the third quarter of 2007, NxStage was working with 306 dialysis centers to provide home hemodialysis therapy with its System One to 1,957 end-stage renal disease (ESRD) patients. This compares to 265 centers and 1,615 patients at the end of the second quarter of 2007. NxStage also continued to expand use of the PureFlow SL to a broader customer base and at the end of the third quarter 2007, PureFlow penetration reached 65% of all System One machines in the chronic market. Expanding penetration of PureFlow among existing and new customers is an important element of NxStage’s ongoing focus to improve margins.
“NxStage continues to validate the home hemodialysis opportunity and in the second quarter we demonstrated our ability to lead and grow this market,” said Jeffrey H. Burbank, President & CEO of NxStage Medical. “Our recently completed acquisition of Medisystems marks the beginning of a new era for NxStage. It positions us to realize the significant opportunities that we see in the dialysis market — critical care, clinic and home-based therapies. With our greatly expanded scale and manufacturing capabilities, we believe NxStage has the assets in place to become a leading player in the dialysis market.”
NxStage reported a net loss of $16.1 million, or ($0.54) per share, for the third quarter of 2007, compared with a net loss of $9.6 million, or ($0.34) per share, for the third quarter of 2006. The increased net loss includes $2.3 million in charges related to the Company’s voluntary recall of certain System One cartridges. The increased net loss also reflects increased sales and marketing and distribution expenses to support the Company’s commercialization efforts. For the nine months ended September 30, 2007, net loss was $41.0 million, or ($1.38) per share, compared to $29.2 million, or ($1.23) per share, for the first nine months of 2006.

Cash, cash equivalents and short term investments as of September 30, 2007 were $32.9 million, compared to $53.0 million at the end of the second quarter of 2007.
Recent Highlights
On October 1, NxStage completed its acquisition of Medisystems Corporation and certain affiliated entities (“Medisystems”) for 6.5 million shares of NxStage common stock. In addition to assembling the NxStage System One cartridge, Medisystems develops, manufactures and distributes disposables for clinic-based dialysis therapy. Medisystems is a U.S. market leader in hemodialysis blood tubing sets and A.V. fistula needles. For the first nine months of 2007, Medisystems recorded $49.5 million in revenues, including $6.7 million in sales to NxStage.
Guidance
NxStage expects revenue to be in the range of $27 million to $29 million for the fourth quarter, or $57 million to $59 million for the full year 2007, including Medisystems fourth quarter sales. The Company expects a net loss in the range of $12 million to $13 million or ($0.33) to ($0.36) per share for the fourth quarter, including estimated non-cash stock-based stock compensation charges of $850,000 and amortization of acquisition intangibles of $750,000. For the full year 2007, the Company expects a net loss in the range of $53 million to $54 million or ($1.69) to ($1.72) per share, including estimated non-cash stock-based stock compensation charges of $3.2 million, and amortization of acquisition intangibles of $750,000. The Company expects to end the year with 2,200 to 2,300 patients at approximately 320 to 340 centers offering therapy with the NxStage System One.
Conference Call
NxStage will host a conference call at 10:00 a.m. Eastern Time on November 2, 2007 to discuss its third quarter financial results. To listen to the conference call, please dial 800.638.5495 for domestic callers and 617.614.3946 for international callers. The passcode is 84751301. A replay of the conference call will be available two hours after the conclusion of the call through November 17, 2007 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 30934295. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://www.nxstage.com.
About NxStage Medical
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative systems and products primarily for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the Company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for home and/or daily hemodialysis products, the anticipated market acceptance and demand for NxStage’s products, anticipated increases in the availability of, and market and patient awareness regarding, home hemodialysis, anticipated benefits of the Medisystems acquisition, anticipated reductions in cost of goods sold, anticipated margin improvements, anticipated patient and center numbers, expected PureFlow SL adoption and expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and the Definitive Proxy Statement filed on September 12, 2007.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

NXSTAGE MEDICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$11,625	$5,512	$30,030	$13,459
Cost of revenues	15,161	6,620	36,589	17,481

Gross deficit	(3,536)	(1,108)	(6,559)	(4,022)

Operating expenses:
Selling and marketing	5,383	3,663	15,234	10,614
Research and development	1,467	1,386	4,321	4,741
Distribution	3,532	2,027	8,874	4,836
General and administrative	2,649	2,369	7,842	6,491

Total operating expenses	13,031	9,445	36,271	26,682

Loss from operations	(16,567)	(10,553)	(42,830)	(30,704)

Other income (expense):
Interest income	592	1,070	2,328	2,273
Interest expense	(149)	(93)	(497)	(787)

	443	977	1,831	1,486

Net loss	$(16,124)	$(9,576)	$(40,999)	$(29,218)

Net loss per share, basic and diluted	$(0.54)	$(0.34)	$(1.38)	$(1.23)

Weighted-average shares outstanding, basic and diluted	30,024	27,761	29,667	23,819

NXSTAGE MEDICAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$32,383	$49,959
Short-term investments	500	11,843
Accounts receivable, net	6,061	4,302
Inventory	15,319	10,419
Prepaid expenses and other current assets	703	1,014

Total current assets	54,966	77,537

Property and equipment, net	4,799	3,026
Field equipment, net	26,866	20,616
Deferred cost of revenues	11,691	140
Other assets	2,661	406

Total assets	$100,983	$101,725

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,947	$5,917
Accrued expenses	5,705	4,104
Current portion of long-term debt	2,800	2,800

Total current liabilities	18,452	12,821

Deferred rent obligation	610	649
Deferred revenue	15,944	229
Long-term debt	2,517	4,617

Total liabilities	37,523	18,316

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding as of September 30, 2007 and December 31, 2006	—	—

Common stock: par value $0.001, 100,000,000 shares authorized: 30,078,238 and 27,806,543 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	30	28
Additional paid-in capital	227,668	206,848
Accumulated deficit	(164,639)	(123,640)
Accumulated other comprehensive income	401	173

Total stockholders’ equity	63,460	83,409

Total liabilities and stockholders’ equity	$100,983	$101,725

Revenue by Market:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Chronic Market	$8,318	$3,646	$20,498	$8,125
Critical Market	3,307	1,866	9,532	5,334

Total revenues	$11,625	$5,512	$30,030	$13,459

Business Metrics:

	September 30,	June 30,	December 31,	September 30,
	2007	2007	2006	2006

Chronic patients on therapy	1957	1615	1022	900

Dialysis centers with System One	306	265	174	157
Investor Relations Contact
Stephanie Marks for NxStage
1-888-698-6472
ir@nxstage.com